CUSIP No. 124769209	13D	Page 7 of 8 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 4 day of August, 2008, by and between BMI Capital Corporation, a Delaware corporation and Fred Ehrman.

  The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D and Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of the Common Stock of Cas Medical Systems, Inc. that are required to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other party that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

[signature page follows]

CUSIP No. 124769209	13D	Page 8 of 8 Pages

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

BMI CAPITAL CORPORATION

By: /s/ Laurie Skolnick
Name: Laurie Skolnick
Title: Vice President

/s/ Fred Ehrman
Fred Ehrman